Exhibit 10.3

Exhibit 2(b)(1)(a)

PROMISSORY NOTE

U.S. $3,293,027.00	Anaheim, California
Due Date: Three Years From Execution	July 28, 2008

1. FOR VALUE RECEIVED, the undersigned Borrower, VCG-IS, LLC, promises to pay to 2640 W. Woodland, Inc. or order (Note Holder) the principal sum of Three Million Two Hundred Ninety-Three Thousand Twenty-Seven ($3,293,027.00) U.S. Dollars, along with an annual interest rate of Eight (8%) percent. This Note shall be amortized as follows:

Thirty-five (35) consecutive monthly payments of Forty-Three Thousand Forty-One Dollars and Twenty-Eight Cents ($43,041.28) beginning thirty (30) days after the date of execution of this Note, as set forth above, and a thirty-sixth (36th) and final payment of Two Million Four Hundred Eighty-One Thousand Two Hundred Sixty-Four Dollars and Twenty Cents ($2,481,264.20) thirty (30) days after the due date of the thirty-fifth (35th) payment. Said payments shall be made at 1171 E. Ash Ave., Fullerton, California 92831, or at such other address as is provided in writing by Note Holder.

2. Payments received for application to this Note shall be applied first to the payment of accrued interest at the rate specified above, if any, second, to accrued interest first specified above, and the balance applied in reduction of the principal amount owed.

3. If any payment required by this Note is not paid when due, or if any default under this Note occurs, the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Note Holder (Acceleration); and the indebtedness shall bear interest at the rate of twelve percent (12%) per annum from the date of default, provided, however, said rate shall be adjusted downward to the highest rate allowed by law if the legal rate is lower. The Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including but not limited to reasonable attorneys’ fees.

4. Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

5. Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity. This Note shall be the joint and several obligation of Borrower and all other makers, sureties, guarantors and endorsers, and their successors and assigns.

/s/ MO

6. The failure of Note Holder to strictly enforce any provision of this Note shall not be deemed a waiver of Note Holder’s rights to strictly enforce that or any other term of this Note at any other time.

7. Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by first-class U.S. mail, addressed to Borrower at the Borrower’s address stated below, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective only upon (1) delivery to Note Holder or (2) by mailing such notice by first-class U.S. mail, to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as Note Holder may designate by notice to Borrower.

8. This Note is collateralized by all of the membership interests in VCG-IS, LLC dba Imperial Showgirls and the assets of said entity.

9. This Note shall be construed pursuant to the laws of the State of California. Venue for any lawsuit regarding this Note shall be a court of competent jurisdiction in Orange County, California.

10. It is the intention of Note Holder and the undersigned to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall Note Holder ever be entitled to receive, collect or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which Note Holder may lawfully charge under applicable statutes and laws from time to time in effect. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest contract rate permitted by applicable law from time to time in effect, the undersigned hereof and Note Holder shall, to the maximum extent permitted under applicable law, characterize the non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between Note Holder and the undersigned, that operates to bind, obligate or compel the undersigned to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any

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other agreement between Note Holder and the undersigned that is in conflict with the provisions of this paragraph.

BORROWER

VCG-IS, LLC

By:	/s/ Micheal Ocello
Its:	~~Chief Manager~~
Vice President

PAYMENT GUARANTEED BY:

VCG HOLDING CORP.

By:	/s/ Micheal Ocello
Its:	~~Chief Executive Officer~~
President

Borrower’s address:

390 Union Blvd., Suite 540

Lakewood, CO 80228

Kdlls/vcg/imperial/promissory note.doc	3	/s/ MO
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